Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Genesco Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $1.00 per share	457(c) and 457(h)	480,000	$30.76	$14,764,800.00	0.00011020	$1,627.08
Total Offering Amounts					$14,764,800.00		$1,627.08
Total Fee Offsets							$0
Net Fee Due							$1,627.08

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 to which this exhibit relates also covers any additional shares of the Registrant’s Common Stock that become issuable pursuant to awards under the Genesco Inc. Amended and Restated 2020 Equity Incentive Plan (the “Amended and Restated Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)

Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act for purposes of calculating the registration fee. The fee is computed based upon $30.76, which represents the average of the high and low prices per share of the Registrant’s Common Stock on September 6, 2023 as reported on the New York Stock Exchange.

(3)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of the additional securities available for issuance under the Amended and Restated Plan.